UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TELEGLOBE INTERNATIONAL HOLDINGS LTD

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Teleglobe International Holdings Ltd

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX, Bermuda

April 21, 2005

Dear Shareholder:

I am pleased to invite you to the 2005 Annual General Meeting of Shareholders of Teleglobe International Holdings Ltd. The meeting will be held on Thursday, June 2, 2005 at 10:00 a.m. at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York 10017. The matters to be voted upon at the meeting are listed in the accompanying notice of the annual general meeting, and are described in more detail in the accompanying proxy statement and proxy card. Your vote is very important. Whether or not you plan to attend the Annual General Meeting please complete, date, sign and mail promptly the enclosed proxy card in the enclosed envelope to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management and staff of Teleglobe, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,

Gerald Porter Strong

President and Chief Executive Officer

Teleglobe International Holdings Ltd

Notice of Annual General Meeting of Shareholders

To be held on June 2, 2005

The Annual General Meeting of Shareholders of Teleglobe International Holdings Ltd will be held at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York 10017 on Thursday, June 2, 2005 at 10:00 a.m., for the following purposes:

1. To elect three directors, for terms expiring in 2008.

2. To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005 and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3. To consider and act on such other business as may properly come before the Annual General Meeting or any adjournment thereof.

Teleglobe’s audited financial statements for the fiscal year ended December 31, 2004 will be presented at the Annual General Meeting.

This Notice of Annual General Meeting of Shareholders and Proxy Statement and the accompanying proxy card are being sent on or about April 21, 2005 to each holder of record of Teleglobe shares at the close of business on April 15, 2005. Only registered holders of Teleglobe’s common shares at the close of business on April 15, 2005 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

By Order of the Board of Directors,

Michael C. Wu

Vice President, General Counsel

and Assistant Secretary

Reston, Virginia

April 21, 2005

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

Teleglobe International Holdings Ltd

P.O. Box HM 1154

10 Queen Street

Hamilton HM EX, Bermuda

PROXY STATEMENT

FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 2, 2005

GENERAL INFORMATION

The Board of Directors of Teleglobe International Holdings Ltd (“Teleglobe” or the “Company”) is soliciting proxies to be voted at the Company’s Annual General Meeting of Shareholders to be held on Thursday, June 2, 2005, at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York 10017 at 10:00 a.m., and at any adjournments thereof (the “Meeting”). This Proxy Statement and the enclosed proxy card will be first mailed on or about April 21, 2005 to the registered holders of the Company’s common shares at the close of business on April 15, 2005.

Purpose of the Meeting. At the Meeting, the shareholders will be asked to vote on the following proposals:

Proposal No. 1:    To elect three directors to serve for terms expiring in 2008; and

Proposal No. 2:    To approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005 and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

Record Date. The Board of Directors of the Company has set the close of business on April 15, 2005 as the record date for determination of shareholders entitled to notice and to vote at the Meeting (the “Record Date”). Only registered holders of the Company’s common shares on the Record Date as reflected in the Company’s register of members will be entitled to vote or to grant proxies to vote at the Meeting. As of the Record Date, the issued and outstanding voting shares of the Company consisted of 39,106,821 common shares. Each issued common share is entitled to one vote on each matter to be voted on at the Meeting.

Quorum and Voting Procedures. The Company’s bye-laws require the presence of a quorum at the meeting. The presence at the Meeting, in person or by proxy, of at least two shareholders entitled to attend and vote and holding more than fifty percent of the total issued common shares will constitute a quorum. Election of the nominees for directors requires a plurality of the votes cast at the Meeting. Approval of the Company’s independent auditors and the authorization of the Audit Committee of the Board of Directors to set the auditors’ remuneration will require the affirmative vote of a majority of the votes cast at the Meeting. Proxy cards that have been timely submitted, are properly executed and clearly indicate how the shareholder wishes to vote will be voted as directed in the proxy; however, if no direction is given on the proposals, a properly executed and timely submitted proxy will be voted FOR such proposals. Votes will not be considered “cast” if the shares are not voted for any reason, including if an abstention is indicated as such on a written proxy or ballot or if votes are withheld by a broker. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present; if a quorum is present, abstentions and broker non-votes will have no effect upon the election of directors or any other matters submitted to shareholders at the Meeting.

Proxies and Revocation. A proxy card is enclosed. Any shareholder giving a proxy may revoke it at any time before it is exercised. In order to revoke a proxy, the shareholder must either give written notice of such revocation to the Secretary of the Company or to the Secretary of the Meeting or vote the shares subject to the proxy by a later dated proxy or by attending the Meeting in person and casting a written ballot at the Meeting. The presence at the Meeting of any shareholder who has given a proxy will not in and of itself revoke the proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors currently consists of ten members and is divided into three classes: Class I, whose term will expire at the Annual General Meeting; Class II, whose term will expire at the annual general meeting of shareholders to be held in 2006; and Class III, whose term will expire at the annual general meeting of shareholders to be held in 2007. At each annual general meeting of the shareholders, beginning in 2005, the successors to the class of directors whose terms expired will be elected to serve three-year terms. If, at any time, the number of directors on our board increases, the newly created directorships will, as provided by the Company’s bye-laws, be distributed among the three classes so that each class will, as nearly as possible, consist of one-third of the directors.

The Company’s Bye-Laws provide that the Board of Directors shall be composed of not less than two and not more than eleven directors, with the number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors for the year commencing at the Meeting at ten.

Director Nominees

The Board of Directors has nominated Thomas S. Rogers, Timothy F. Price, and Anthony J. Cassara to be elected directors at the Meeting. Each of the nominees for director currently serves as a director of the Company. Each director nominee elected at the Meeting will hold office until 2008. The other directors will remain in office for the remainder of their respective terms, as indicated below.

If any eligible nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof other nominees are designated, then the persons named in the proxy or their substitutes will have the discretion and authority to vote or to refrain from voting for other nominees in accordance with their judgment.

Election of each director requires the affirmative vote of a plurality of the votes cast by the holders of the common shares represented at the Meeting in person or by proxy.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company’s directors and the director nominees as of the Record Date:

Name	Age	Position with Teleglobe	Term as Director will Expire (1)
Thomas S. Rogers	50	Chairman	2005

Anthony J. Cassara	50	Director	2005

Timothy F. Price	51	Director	2005

Gerald Porter Strong	60	Director, President and Chief Executive Officer	2006

Michael M. Green	46	Director	2006

Leo J. Cyr	49	Director	2006

Edward Greenberg	53	Director	2006

James N. Chapman	42	Director	2007

Lenard B. Tessler	52	Director	2007

Seth Plattus	43	Director	2007

(1)	Directors’ terms of office are scheduled to expire at the annual general meeting of shareholders to be held in the year indicated.

Director Biographies

Set forth below are the biographies of the Company’s director nominees and the Company’s other directors.

Class I Director Nominees

Thomas J. Rogers. Mr. Rogers has been Chairman of the Board since November 2004 and a director of Teleglobe since August 2004. Mr. Rogers is the Chairman of TRget Media LLC, a media industry investment and consulting firm, which he founded in August 2003. Mr. Rogers has been vice chairman of the board of TiVo Inc. since October 2004. In addition, he has been the Senior Operating Executive for media and entertainment at Cerberus Capital Management, L.P. (“Cerberus”) since August 2004. From October 1999 until April 2003, Mr. Rogers was Chairman and CEO of PRIMEDIA, Inc., one of the world’s largest targeted media and information companies. From January 1987 until October 1999, he held positions with NBC, Inc. including President of NBC Cable and Executive Vice President, where he spearheaded the development of CNBC, and MSNBC and a number of other program networks.

Anthony J. Cassara. Mr. Cassara has been a director of Teleglobe since February 2004. Mr. Cassara is the President of Cassara Management Group, Inc. (CMG), a privately held telecommunications industry counseling practice he founded, since 2001. Mr. Cassara also served as President, Chief Executive Officer and Vice Chairman for Pangea Ltd., a privately held telecommunications carrier, from February 2001 to September 2001. Prior to founding CMG, Mr. Cassara was President of the Carrier Services division at Global Crossing from October 1999 to December 2000 and held the same position at Frontier Corporation from April 1996 to October 1999. In 2002, Global Crossing Ltd. and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. Mr. Cassara served in various other positions at Frontier Corporation from June 1984 to October 1999. Mr. Cassara serves as a member of the board of directors of Mpower Holding Corporation.

Timothy F. Price. Mr. Price has been a director of Teleglobe since May 2004. Mr. Price is managing member of Communications Advisory Group, LLC. Mr. Price is the former President and Chief Operating Officer of MCI Communications. In his 15-year history with MCI, Mr. Price held senior staff, line, field and headquarters positions. As President, Mr. Price was responsible for all of MCI’s core communications businesses, including its units serving residential and business customers, domestically and globally, as well as network operations and information systems. Mr. Price serves on the boards of Velocita Wireless L.P. and Anchor Glass Container Corporation and also serves on the advisory board of C&T Access Ventures. Mr. Price has served on the boards of MCI, SHL Systemhouse, the National Alliance of Business, the Woodruff Foundation and the Corporate 100 of the John F. Kennedy Center for the Performing Arts.

Other Current Directors

Gerald Porter Strong. Mr. Strong has been a Director, and the President and CEO of Teleglobe since February 2004. In addition, Mr. Strong has served as a Director, and the President and CEO of Teleglobe Canada ULC and Teleglobe America Inc. since May 30, 2003. Mr. Strong served as a director of ITXC Corp. (“ITXC”) from May 2002 until his resignation in May 2003. Mr. Strong served as a consultant to Cerberus with respect to the acquisition of the core businesses of Teleglobe Inc. and its subsidiaries by TLGB Acquisition Ltd (“TLGB Acquisition”), an affiliate of Cerberus, from June 2002 until May 30, 2003 and became an employee of TLGB Acquisition in February 2003 until May 2003. From 1997 through mid-2001, he served as the President and CEO of MCI Worldcom International. In 2002, WorldCom, Inc. (d/b/a MCI) and certain of its direct and indirect U.S. subsidiaries filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code in the U.S. Bankruptcy Court for the Southern District of New York. Prior to joining MCI Worldcom, he served as the Chief Executive Officer of Sears PLC from 1992 through 1997, as Marketing and Operations Director of British Airways from 1988 through 1991 and in various senior capacities with Reckitt & Colman from 1971 through 1988 and with Proctor & Gamble from 1967 through 1971.

Michael M. Green. Mr. Green has been a director of Teleglobe since February 2004. Mr. Green has been a Managing Director of Cerberus since January 2005. Previously, Mr. Green served as an advisor to Cerberus. From 2000 to 2003, he was the Managing Partner and CEO of TenX Capital, a private equity firm he founded in 1999.

Leo J. Cyr. Mr. Cyr has been a director of Teleglobe since May 2004. Mr. Cyr is President and Chief Operating Officer and a director of Network Telephone Corp., a CLEC delivering local and long distance telephone, high speed Internet access, Web hosting and Web site design tools to businesses in the Southeastern U.S. Mr. Cyr joined Network Telephone in October 2003, and has more than 25 years of experience in telecommunications operations and management. Previously, Mr. Cyr served as president and chief operating officer for Clearwire Technologies, Inc. a start-up broadband wireless operator utilizing the MMDS/ITFS spectrum. Prior to this, Mr. Cyr served as president, chief operating officer and member of the board of directors of CapRock Communications Corp., a regional telecommunications provider in the Southwest U.S., which was sold to McLeod Communications. Mr. Cyr has been a member of the board of directors of ITXC since August 2003.

Edward Greenberg. Mr. Greenberg has been a director of Teleglobe since May 2004. Mr. Greenberg has served in a variety of capacities at Morgan Stanley since February 1995 including as an Advisory Director and Managing Director. Previously, Mr. Greenberg was head of Edward M. Greenberg Associates, a telecommunications consulting firm. Prior to founding this firm, Mr. Greenberg was a Principal in Morgan Stanley’s equity research department responsible for covering the telecommunications services industry. Mr. Greenberg is a member of the board of directors of Viatel Holding (Bermuda) Limited.

James N. Chapman. Mr. Chapman has been a director of Teleglobe since May 2004. Mr. Chapman is associated with Regiment Capital Advisors, LLC, which he joined in January 2003. Prior to joining Regiment, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies as well as hedge funds across a range of industries. Prior to establishing an independent consulting practice, Mr. Chapman worked for The Renco Group, Inc. from December 1996 to December 2001. Prior to joining Renco, Mr. Chapman was a founding principal of Fieldstone Private Capital Group in August 1990. Prior to joining Fieldstone, Mr. Chapman worked for Bankers Trust Company from July 1985 to August 1990, most recently in the BT Securities capital markets area. Mr. Chapman serves as a member of the board of directors of Anchor Glass Container Corporation, Coinmach Corporation, and SSA Global Technologies Inc.

Lenard B. Tessler. Mr. Tessler has been a director of Teleglobe since February 2004. Mr. Tessler is a Managing Director of Cerberus, which he joined in May 2001. Prior to joining Cerberus, he was a founding partner of TGV Partners, a private investment partnership formed in April 1990. Mr. Tessler served as Chairman of the Board of Empire Kosher Poultry from 1994 to 1997, after serving as its President and CEO from 1992 to 1994. Before founding TGV Partners, Mr. Tessler was founding partner of Levine, Tessler, Leichtman & Co., a leveraged buyout firm formed in 1987. Mr. Tessler serves as a member of the board of directors of Anchor Glass Container Corporation and BlueLinx Holdings Inc.

Seth Plattus. Mr. Plattus has been a director of Teleglobe since February 2004. Mr. Plattus is a Managing Director of Cerberus and has held that position for the last five years.

Corporate Governance

The Board of Directors recognizes the importance of good corporate governance to shareholders. The Company has monitored and implemented relevant legislative and regulatory corporate governance reforms, including provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the rules of the Securities and Exchange Commission (the “SEC”) interpreting and implementing Sarbanes-Oxley, and the corporate governance listing standards of the Nasdaq Stock Market.

Codes of Business Conduct. The Board has adopted a Code of Business Conduct that is applicable to our Chief Executive Officer, senior financial officers, directors and employees. Any amendment to the code or any waiver of the code for executive officers or directors will be disclosed on the corporate governance section of the Company’s website at www.teleglobe.com.

Controlled Company. Teleglobe has determined that it is a controlled company for purposes of the Nasdaq Stock Market listing requirements. The Company’s basis for this determination is that Teleglobe Bermuda Holdings Ltd, an affiliate of Cerberus, is the beneficial owner of greater than a majority of the issued and outstanding common shares of the Company. Accordingly, the Company is exempt from the requirements of Nasdaq Rule 4350(c) with respect to (i) the Company having a majority of independent directors on the Board, (ii) the compensation and nominating committees being composed solely of independent directors, (iii) the compensation of the executive officers being determined by a majority of the independent directors or a compensation committee composed solely of independent directors and (iv) director nominees being selected or recommended for the Board’s selection, either by a majority of the independent directors, or a nominating committee composed solely of independent directors.

A controlled company is not required to have a majority of its Board comprised of independent directors. Director nominees are not required to be selected or recommended for the Board’s selection by a majority of independent directors or a nominating committee comprised solely of independent directors, nor does Nasdaq require a controlled company to certify the adoption of a formal written charter or board resolution, as applicable, addressing the nominations process. A controlled company is also exempt from Nasdaq’s requirements regarding the determination of officer compensation by a majority of independent directors or a compensation committee comprised solely of independent directors.

A controlled company is required to have an audit committee composed of at least three directors who are independent as defined under the rules of both the Securities and Exchange Commission and Nasdaq. Nasdaq further requires that all members of the audit committee have the ability to read and understand fundamental financial statements and that at least one member of the committee possess financial sophistication. The independent directors must also have regularly scheduled meetings at which only independent directors are present.

The Company does not have a standing nominating committee or any other committee performing similar functions. Such matters are considered at meetings of the full Board. The Company does not foresee the need to establish a separate nominating committee. As a controlled company, the Company is exempt from the independence requirements for nominating committee members.

The Board does not have a charter regarding the Company’s director nomination process. The Company has generally used an informal process to identify and evaluate director candidates. Although the Company believes that identifying and nominating highly skilled and experienced director candidates is critical to its future, the Company has not engaged, nor does it believe that it is necessary at this time to engage, any third party to assist it in identifying director candidates. The Company has encouraged both independent directors and directors that are not independent to identify nominees for the Board. The Company believes that as a result, it is presented with a more diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, the Company seeks to identify director candidates with the highest personal and professional ethics, integrity and values. The Company seeks candidates with diverse experience in business, finance and other matters relevant to the Company. Additionally, the Company requires that director nominees have sufficient time to devote to its affairs.

Board Operation. The Board maintains two standing committees – the Audit Committee and the Compensation Committee. The Audit Committee is composed entirely of independent directors. All committees report on their activities to the Board. The Board normally has four scheduled meetings per fiscal year and committee meetings are normally held in conjunction with the Board meetings. The Board and committee chairs are responsible for conducting meetings and informal consultation in a fashion that encourages informed, meaningful and probing deliberations. Directors receive the agenda and may ask for additional information from, or meet with, senior management at any time.

Committees of the Board of Directors

Audit Committee. The Audit Committee, which held nine meetings during fiscal year 2004, currently consists of Messrs. Chapman, Cyr and Cassara, with Mr. Chapman serving as Chairman. All of the members of the Audit Committee are “independent” in accordance with Rule 4200(a)(15) of the National Association of Securities Dealers listing standards. The Board has determined that Mr. Chapman is an “audit committee financial expert” as defined by the Securities and Exchange Commission rules and under Nasdaq Marketplace Rule 4350(d)(2). The functions of the Audit Committee include the following:

•	meet with management and the Company’s independent auditors to review their work and confirm that they are properly discharging their respective responsibilities;

•	select (subject to shareholder approval) independent accountants to audit the Company’s financial statements and perform services related to the audit;

•	review the scope and results of the audit with the independent accountants;

•	review with management and the independent accountants the Company’s annual operating results;

•	consider the adequacy of the internal accounting control procedures; and

•	consider the independence of the Company’s accountants

The independent auditors and internal auditors meet with the Audit Committee with and without the presence of management representatives. For additional information, see “Audit Committee Report.”

Compensation Committee. The Compensation Committee, which met three times during fiscal year 2004, currently consists of Messrs. Tessler (Chairman), Plattus and Green. The functions of the Compensation Committee include determining the salary and incentive compensation of the Company’s officers and administering the Company’s stock option plan, including reviewing management recommendations with respect to option grants, and taking other actions as may be required in connection with the Company’s compensation and incentive plans. For additional information, see “Compensation Committee Report on Executive Compensation.”

Communications with Shareholders

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board, or a particular director, may do so by sending a letter to Mr. Wu at the Company’s principal executive offices located at P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” Such letters should identify the author as a shareholder and state whether the intended recipients are all of the members of the Board or certain specified individual directors. Mr. Wu will independently review the content of each such letter. Depending on the facts and circumstances outlined in the communication, communications received as set forth above will be distributed to the Board, non-management directors, an individual director, or a committee of directors, as appropriate.

Meetings of the Board of Directors

The Board of Directors held three regular meetings and four special meetings during fiscal year 2004. All but two directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and meetings held by all committees on which such director served, during the period for which such director served. Messrs. Cassara and Price attended 68.75% and 71.43% of such meetings respectively.

Compensation of Directors

The Company’s non-employee directors (other than Messrs. Tessler, Plattus, Green and Price) are entitled to receive an annual director’s fee of $40,000. The Chairman of the Audit Committee is entitled to receive an additional annual payment of $15,000 and the other members of the Audit Committee are entitled to receive an additional annual payment of $5,000. The Chairman of the Board is entitled to receive an annual fee of $55,000. In addition, a fee of $1,000 is paid to non-employee directors (other than Messrs. Tessler, Plattus, Green and Price) for each Board meeting attended. Messrs. Tessler, Plattus, Green and Price do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

EXECUTIVE OFFICERS

In addition to Mr. Strong, Teleglobe’s President and Chief Executive Officer who serves on the Board and whose biographical information is set forth above, the executive officers of Teleglobe are:

Richard D. Willett II. Mr. Willett, age 35, has been the Executive Vice President and Chief Operating Officer of Teleglobe since January 2005, prior to which he served as Chief Financial Officer and Executive Vice President since June 2004 and Chief Financial Officer and Vice President of Operations of Teleglobe Canada ULC and Teleglobe America Inc. since June 2003. Mr. Willett served as a consultant to Cerberus with respect to the acquisition of the core businesses of Teleglobe Inc. and its subsidiaries by TLGB Acquisition, an affiliate of Cerberus, from October 2002 until May 30, 2003. Mr. Willett served as Manager of Financial Planning and Analysis for GE ERC from June, 2002 to September 2002, as CFO for GE Superabrasives, Inc. from December 2000 to June 2002, as an Executive Audit Manager for various units of GE Capital Services from 1999 to 2000, as an Internal Auditor on GE’s corporate internal audit staff from 1995 to 1999, and various engineering and product management roles in GE Plastics from 1991 to 1994.

Pierre Duhamel. Mr. Duhamel, age 49, has been the Executive Vice President and Chief Financial Officer of Teleglobe since January 2005. Previously, Mr. Duhamel worked as a consultant for Dundee Wealth Management Inc. from January 2004 to May 2004 and as Managing Director for Cartier Capital Limited Partnership from May 2000 to December 2003. Mr. Duhamel joined Imasco in 1984 as Assistant Treasurer and held senior management positions of increasing responsibility at Imasco, including Vice-President Corporate Finance, Vice-President and Chief Financial Officer and Vice-President and Controller of Imperial Tobacco, a subsidiary of Imasco.

Brian Fitzpatrick. Mr. Fitzpatrick, age 43, has been the Executive Vice President, Sales of Teleglobe Canada ULC and Teleglobe America Inc. since November 24, 2003. Prior to joining Teleglobe, Mr. Fitzpatrick served as President of the Carrier Services Division for Global Crossing from 1999 to 2002. From 1998 to 1999, Mr. Fitzpatrick served as President—North American Carrier Operations of Frontier Communications. Previously, he was Senior Vice President, International Sales and Marketing and President/Managing Director of Frontier UK, Ltd. from 1997 to 1998.

Michael C. Wu. Mr. Wu, age 38, has been Vice President and General Counsel of Teleglobe since October 2004 and Assistant Secretary since April 2005, prior to which he served as Vice President and Assistant General Counsel since June 2004 and Acting General Counsel of Teleglobe America Inc. since March 2003. Mr. Wu joined Teleglobe USA Inc. in 1999 and has held various management positions including Executive Director, Legal and Executive Director, Operations and Corporate Services. Prior to joining Teleglobe, Mr. Wu was a Senior Counsel for Global One Communications LLC, the joint venture between Sprint, Deutche Telekom and France Telecom, from 1996 to 1999. He also practiced law at Swidler & Berlin, Chtd from 1994 to 1996 and Baker & Botts, LLP from 1992 to 1994.

EXECUTIVE OFFICER COMPENSATION

The following table sets forth summary information concerning the compensation earned during the last fiscal year and from June 1, 2003 to December 31, 2003 (the period after a Cerberus affiliate consummated its acquisition of Teleglobe) to our chief executive officer and each of our other three executive officers who were serving as executive officers at the end of fiscal year 2004. We refer to these individuals as our named executive officers. The principal components of these individuals’ current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. The Company has also described below other compensation these individuals received under employment agreements.

Summary Compensation Table

	Annual Compensation									Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary			Bonus(1)		Other Annual Compensation			Securities Underlying Option Grants/ SARs	All Other Compensation
Gerald Porter Strong (2) President and Chief Executive Officer	2004 2003	$ $	861,207 476,879	(4)	$ $	860,825 799,925	$ $	714,932 530,352	(3) (5)	— —	$	— 200,000	(6)

Richard Willett (7) Executive Vice President and Chief Operating Officer	2004 2003	$ $	327,947 244,024	(10)	$ $	345,227 596,327	$ $	177,708 49,281	(8) (11)	50,000 —	$ $	132,502 88,004	(9) (12)

Brian Fitzpatrick Executive Vice President, Sales	2004 2003	$ $	300,000 34,615	(14)		$480,000 —		$10,000 —	(13)	379,000 —		— —

Michael C. Wu (15) Vice President and General Counsel	2004 2003	$ $	201,180 63,333	(17)	$ $	118,125 99,750	$ $	8,047 1,266	(16) (16)	55,000 —		— —

Pierre Duhamel Executive Vice President and Chief Financial Officer (18)	—		—			—		—		—		—

(1)	Bonus amounts represent amounts earned in each respective fiscal year, not necessarily paid in each year. The bonus for fiscal year 2004 was paid in March 2005 and the bonus for fiscal year 2003 bonus was paid in February 2004.
(2)	In 2004, Mr. Strong’s compensation was paid in Canadian dollars by Teleglobe Canada ULC (“Teleglobe Canada”) and a portion of his salary was paid by Teleglobe based on his employment status as Chief Executive Officer of Teleglobe Canada during the fiscal year and President and Chief Executive Officer of Teleglobe as of February 3, 2004. In 2003, Mr. Strong’s compensation was paid in Canadian dollars by Teleglobe Canada from June 1, 2003—December 31, 2003. Due to fluctuations in the conversion rate between Canadian dollars (CAD) and U.S. dollars (USD), the table reflects the annual average conversion rate obtained from the Federal Reserve Bank of New York, rather than the USD equivalent at the time compensation was paid. For fiscal year 2004, the conversion rate of 1 USD to 1.3017 CAD was used. For fiscal year 2003, the conversion rate of 1 USD to 1.4008 CAD was used.
(3)	Represents expatriate benefits paid to Mr. Strong including: (i) tax equalization payments in the amount of $256,570, (ii) housing costs in the amount of $226,224, (iii) home leave airfare in the amount of $76,200, (iv) payment made in lieu of participation in a pension plan (including gross-up for taxes) in the amount of $149,765 and (v) contribution to life insurance, AD&D, medical and dental insurance in the amount of $6,173 for Mr. Strong.
(4)

Represents salary received from June 1, 2003 to December 31, 2003, the period after consummation by Cerberus’s affiliate of its acquisition of Teleglobe. Excluded from Mr. Strong’s 2003 salary in the table above are (i) salary in the amount of $260,797 received from Teleglobe Canada Limited Partnership (“TCLP”) a predecessor in interest to Teleglobe Canada, from February 3, 2003 to May 31, 2003, and (ii) consulting fees in the amount of $60,000 paid to the Strong Partnership Ltd. (of which Mr. Strong served as President) by Cerberus from January 1, 2003 to February 2, 2003.

(5)	Represents expatriate benefits paid to Mr. Strong including: (i) tax equalization payments in the amount of $227,729, (ii) housing costs in the amount of $128,061, (iii) home leave airfare in the amount of $40,564, (iv) payment made in lieu of participation in pension plan (including gross-up for taxes) in the amount of $128,430 and (v) contribution to life insurance, AD&D, medical and dental insurance in the amount of $5,568 for Mr. Strong from June 1, 2003 to December 31, 2003. Excluded from Mr. Strong’s Other Annual Compensation are (i) tax equalization payments in the amount of $70,696, (ii) housing costs in the amount of $76,515, and (iii) contribution to life insurance, AD&D, medical and dental insurance for Mr. Strong in the amount of $3,700 paid by TCLP from February 3, 2003 to May 31, 2003.
(6)	Represents a relocation allowance of $200,000 paid in May 2003 by TCLP.
(7)	In 2004, Mr. Willett’s compensation was paid in Canadian dollars by Teleglobe Canada and a portion of his salary was paid by Teleglobe based on his employment status as Chief Financial Officer and Vice-President of Operations of Teleglobe Canada during the fiscal year and Chief Financial Officer of Teleglobe as of February 3, 2004. (Mr. Willett was appointed Executive Vice President and Chief Operating Officer of Teleglobe on January 10, 2005.) In 2003, Mr. Willett’s compensation was paid in Canadian dollars by Teleglobe Canada from June 1, 2003—December 31, 2003. Due to fluctuations in the conversion rate between Canadian dollars (CAD) and U.S. dollars (USD), the table reflects the annual average conversion rate obtained from the Federal Reserve Bank of New York, rather than the USD equivalent at the time compensation was paid. For fiscal year 2004, the conversion rate of 1 USD to 1.3017 CAD was used. For fiscal year 2003, the conversion rate of 1 USD to 1.4008 CAD was used.
(8)	Represents tax equalization payment, payment in lieu of participation in pension plan (including gross-up for taxes) and contribution to life insurance, AD&D, medical and dental insurance for Mr. Willett.
(9)	Represents reimbursement for an additional tax gross-up.
(10)	Represents salary received from June 1, 2003 to December 31, 2003, the period after consummation by Cerberus’ affiliate of its acquisition of Teleglobe. Excluded from Mr. Willett’s 2003 salary in the table above is consulting fees in the amount of $114,583 paid to Mr. Willett by Cerberus from January 1, 2003 to May 31, 2003.
(11)	Represents tax equalization payments, payment made in lieu of participation in a pension plan (including gross-up for taxes) and contribution to life insurance, AD&D, medical and dental insurance for Mr. Willett from June 1, 2003 to December 31, 2003. Excluded from Mr. Willett’s Other Annual Compensation are tax equalization payments made by Cerberus in the amount of $20,504 from January 1, 2003 to May 31, 2003.
(12)	Represents a payment made by Teleglobe Canada to cover part of Mr. Willett’s loss in connection with the sale of his home in Ohio.
(13)	Represents Teleglobe America Inc. (“Teleglobe America”) contribution to the 401(K) account of Mr. Fitzpatrick.
(14)	Mr. Fitzpatrick became Executive Vice President, Sales of Teleglobe America on November 24, 2003.
(15)	Mr. Wu became Vice President and General Counsel on October 11, 2004. Mr. Wu received compensation in his capacity as Vice President and Assistant General Counsel of Teleglobe America from June to October 2004 and Acting General Counsel from January to May 2004. Mr. Wu became Vice President and Acting General Counsel of Teleglobe America on September 1, 2003. Mr. Wu served as a consultant and as Acting General Counsel to Teleglobe USA Inc. (“Teleglobe USA”), Teleglobe America’s predecessor in interest, and Teleglobe America from January 1, 2003 to August 31, 2003.
(16)	Represents Teleglobe America contribution to the 401(K) account of Mr. Wu.
(17)	Excluded from Mr. Wu’s 2003 salary in the table above is consulting fees in the amount of $153,000 paid to Mr. Wu by Teleglobe USA from January 1, 2003 to May 31, 2003 and Teleglobe America from June 1, 2003 to August 31, 2003.
(18)	Mr. Duhamel was appointed Executive Vice President and Chief Financial Officer of the Company and Teleglobe Canada effective January 10, 2005. Mr. Duhamel’s base salary is CAD$370,000.

Option Grants in the Last Fiscal Year

The following table presents information regarding the number of stock options granted to named executive officers during fiscal year 2004 under the Teleglobe International Holdings Ltd 2004 Equity Incentive Plan. The amounts shown as potential realizable values on these options are based on assumptions that are set forth in accordance with Item 402 of Regulation S-K promulgated by the SEC and are not intended to forecast future appreciation, if any, in the value of the common shares over such exercise prices. None of the named executive officers exercised any stock options during 2004.

Individual Grants

Name	No. of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Share)		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
							5%	10%
Gerald Porter Strong	—	—			—	—	—	—
Richard Willett	50,000	1.5%			$10.49	6/9/11	213,524	497,602
Brian Fitzpatrick	259,000 120,000	7.7 3.6	% %	$ $	10.49 3.34	6/9/11 11/9/11	1,106,055 163,166	2,577,579 380,246
Michael C. Wu	35,000 20,000	1.0 0.6	% %	$ $	10.49 3.34	6/9/11 11/9/11	149,467 27,194	348,321 63,374
Pierre Duhamel(1)	—	—			—	—	—	—

(1)	Mr. Duhamel was appointed Executive Vice President and Chief Financial Officer of the Company and Teleglobe Canada ULC effective January 10, 2005. Mr. Duhamel was granted 120,000 stock options on January 31, 2005, which was previously disclosed in a Form 4 filed by Mr. Duhamel on February 1, 2005.

Executive Employment Agreements

Mr. Strong

Mr. Strong has employment agreements with each of the Company and Teleglobe Canada ULC.

Company Employment Agreement

Mr. Strong’s employment agreement provides that he shall serve as the Chief Executive Officer of the Company until December 31, 2005, and thereafter, for additional successive terms for one year each unless either party provides a non-renewal notice 30 days prior to the expiration of the term or any renewal term, or unless the agreement is terminated at any time as discussed below. Mr. Strong is entitled to an aggregate annual base salary of CDN $77,815. The Company will cause to be prepared and filed, at its own expense, any federal, provincial, state and local income tax return required to be filed by Mr. Strong, and, to the extent that the amount of income tax due and payable for any taxable period on Mr. Strong’s compensation as set forth in the agreement exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of the UK for services performed in the UK, Mr. Strong will be paid an additional cash payment equal to the excess amount of such income tax. During the term of the agreement, for any period in which Mr. Strong is receiving payment for termination, and six (6) months following the expiration of his employment term, Mr. Strong will be subject to customary non-competition and non-solicitation (employees and customers) provisions. If Mr. Strong’s employment is terminated for other than cause-related reasons (at any time without notice, as described in his employment agreement) or by Mr. Strong for good reason related reasons (upon thirty (30) days prior written notice, as described in his employment agreement), Mr. Strong will be entitled to receive (i) a lump sum payment equal to his annual base salary and (ii) any tax equalization amount as described above.

Teleglobe Canada ULC Employment Agreement

The terms of Mr. Strong’s Teleglobe Canada ULC employment agreement are substantially the same as Mr. Strong’s employment agreement with the Company except for the differences noted hereunder. Mr. Strong is entitled to an annual base salary of CDN $1,042,721. Mr. Strong will be eligible for an annual bonus under a bonus plan or program. If appropriate performance targets are achieved, the bonus amount for Mr. Strong will be up to 100% of his annual base salary. If Mr. Strong’s employment is terminated for other than cause related reasons, or by Mr. Strong for good reason related reasons, Mr. Strong, in addition to the payments based on the provisions described above for in the Company agreement, will be entitled to receive a pro rata share of his annual bonus for the year of termination.

Mr. Willett

Mr. Willett has entered into employment agreements with each of Teleglobe and Teleglobe Canada ULC.

Company Employment Agreement

Mr. Willett’s agreement, as amended, provides that he shall serve as the Executive Vice President and Chief Operating Officer of the Company until February 2, 2006, and thereafter, for additional successive terms for one year each unless either party provides a non-renewal notice 30 days prior to the expiration of the term or any renewal term, or unless the agreement is terminated at any time as discussed below. Mr. Willett is entitled to an aggregate annual base salary of CDN $77,815. The Company will cause to be prepared and filed, at its own expense, any federal, provincial, state and local income tax return required to be filed by Mr. Willett, and, to the extent that the amount of income tax due and payable for any taxable period on Mr. Willett’s compensation as set forth in the agreement exceeds the amount of income tax that would have been due and payable on his compensation had he been paid as a citizen and resident of Ohio, Mr. Willett will be paid an additional cash payment equal to the excess amount of such income tax. During the term of the agreement, for any period in which Mr. Willett is receiving payment for termination, and six (6) months following the expiration of his employment term, Mr. Willett will be subject to customary non-competition and non-solicitation (employees and customers) provisions. If Mr. Willett’s employment is terminated for other than cause related reasons (at any time without notice, as described in his employment agreement) or by Mr. Willett for good reason related reasons (upon thirty (30) days prior written notice, as described in his employment agreement), Mr. Willett will be entitled to receive (i) a lump sum payment equal to his annual base salary and (ii) any tax equalization amount as described above.

Teleglobe Canada ULC Employment Agreement

The terms of Mr. Willett’s Teleglobe Canada ULC employment agreement, as amended, are substantially the same as Mr. Willett’s employment agreement with the Company except for the differences noted hereunder. Mr. Willett shall receive an annual base salary of CDN $462,985. Mr. Willett will be eligible for an annual bonus under a bonus plan or program. If appropriate performance targets are achieved, the bonus amount for Mr. Willett will be up to 200% of his annual base salary. If Mr. Willett’s employment is terminated for other than cause related reasons, or by Mr. Willett for good reason related reasons, Mr. Willett, in addition to the payments based on the provisions described above for the Teleglobe agreement, will be entitled to receive a pro rata share of his annual bonus for the year of termination.

Mr. Duhamel

Mr. Duhamel is subject to letter agreements with the Company and Teleglobe Canada ULC which designate him Executive Vice President and Chief Financial Officer. The letter agreements do not contain a definite term of employment. The letter agreement with the Company provides an initial base salary of CDN $40,000 per annum and a target bonus of 100 percent of his base salary. Upon termination of Mr. Duhamel without “cause” (as defined in the offer letter), Mr. Duhamel would be entitled to a severance payment equal to his base salary for twelve months and his target bonus, which is 100 percent of his base salary. The letter agreement with Teleglobe Canada ULC provides for base salary compensation of CDN $330,000 per annum, a target bonus of 100% of his annual base salary if appropriate performance targets are achieved, as well as standard employee benefits. In addition, Mr. Duhamel is entitled to receive options to purchase 120,000 shares of the Company’s common shares vesting over a three-year period upon approval of the Compensation Committee of the Board. Upon Mr. Duhamel’s termination without “cause” or resignation in the event of a “change of control” (each as defined in the offer letter), Mr. Duhamel would be entitled to a severance payment equal to his base salary for twelve months and his target bonus, which is 100% of his base salary.

Mr. Fitzpatrick

Mr. Fitzpatrick is subject to a letter agreement which designates him as Executive Vice President of Sales for Teleglobe America Inc. The letter agreement does not contain a definite term of employment. In his capacity as Executive Vice President of Sales, Mr. Fitzpatrick will be paid an annual base salary of $300,000. Mr. Fitzpatrick will be eligible for an annual bonus. If appropriate performance targets are achieved, Mr. Fitzpatrick will receive 150% of his annual base salary (up to a maximum of 200% of base salary). The letter agreement provides that Mr. Fitzpatrick will be granted options in the Company. In the event that the value of the Company on the grant date of options is greater than $536 million, Mr. Fitzpatrick would be granted an additional 0.10% of the fully diluted common shares of the Company on the grant date and another 0.10% in the event that the value of the Company is greater than $777.2 million (for values between $536 million and $777.2 million, the option for the number of shares would be prorated). Upon the effective time of the Company’s merger with ITXC (May 31, 2004), Teleglobe shall grant Mr. Fitzpatrick options for 0.20% of the fully diluted the Company’s common shares on the grant date. Every year from 2005-2007, subject to Mr. Fitzpatrick’s performance, he will receive a further option to purchase common shares representing a minimum of 0.10% of the fully diluted common shares of the Company. If Mr. Fitzpatrick is terminated without cause or if he terminates his employment for good reason (each as defined in the letter agreement), he will be entitled to 12 months of base salary and 50% of target bonus, payable in a lump sum.

Mr. Wu

Mr. Wu is subject to a letter agreement which designates him as Vice President and General Counsel for Teleglobe America Inc. The letter agreement does not contain a definite term of employment. In his capacity as Vice President and General Counsel, Mr. Wu will be paid an annual base salary of $225,000. Mr. Wu will be eligible for an annual bonus of 50% of his annual base salary if appropriate performance targets are achieved. If Mr. Wu is terminated without cause, he will be entitled to 12 months of base salary.

2004 EQUITY INCENTIVE PLAN AND CONVERSION EQUITY INCENTIVE PLAN

The Teleglobe International Holdings Ltd 2004 Equity Incentive Plan is designed to motivate and retain individuals who are responsible for the attainment of Teleglobe’s primary long-term performance goals and covers employees, directors and consultants of Teleglobe and its subsidiaries. The plan provides for the grant of nonqualified stock options, incentive stock options, restricted stock for common shares of Teleglobe and restricted units for shares or cash to participants of the plan selected by the board of Teleglobe or a committee of the board in its capacity as Administrator. 2,334,125 common shares of Teleglobe have been reserved under the plan. The terms and conditions of awards are determined by the Administrator for each grant and are to be evidenced in an award agreement.

Upon a “Liquidity Event,” all unvested awards will become immediately exercisable and the Administrator may determine the treatment of all vested awards at the time of the Liquidity Event. A “Liquidity Event” is defined as an event in which (i) any person who is not an affiliate of Teleglobe becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the then issued and outstanding securities of Teleglobe, (ii) the sale, transfer or other disposition of all or substantially all of the business and assets of Teleglobe, whether by sale of assets, merger or otherwise or (iii) Teleglobe’s dissolution and liquidation.

As a result of the Company’s merger with ITXC, the Company reserved 1,598,516 common shares of the Company granted or available to be granted pursuant to the Company’s Conversion Equity Incentive Plan approved by shareholders on May 27, 2004.

The following table gives information, as of December 31, 2004, about options, warrants and rights granted under the Company’s 2004 Equity Incentive Plan and the Conversion Equity Incentive Plan, which represent the only equity compensation plans utilized by the Company.

Plan Category	(a) Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price Of Outstanding Options, Warrants and Rights	(c) Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))
Equity Compensation Plans Approved by Shareholders
2004 Equity Incentive Plan and Conversion Equity Incentive Plan
Options	3,126,381	$12.46	695,260
Warrants	219,942	$3.41	219,942
Equity Compensation Plans Not Approved by Shareholders	—	—	—

Total	3,346,323	$11.87	915,202

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated in the footnotes to the table, each shareholder has sole voting and investment power with respect to shares beneficially owned and all addresses are in care of the Company. The following table sets forth certain information with respect to the beneficial ownership of the common shares of the Company as of April 1, 2005 by (a) each person who is known by the Company to beneficially own 5% or more of the common shares, (b) each of the Company’s directors and nominee for director; and (c) the Company’s executive officers and all of the Company’s current directors and executive officers as a group.

Unless otherwise noted, the address for each shareholder below is: c/o Teleglobe International Holdings Ltd, P.O. Box HM 1154, 10 Queen Street, Hamilton HM EX, Bermuda.

Beneficial Owners	Number of Common Shares Beneficially Owned(1)	Percentage of Class
Teleglobe Bermuda Holdings Ltd(1)	25,745,789	65.8%
Gerald Porter Strong(2)	1,096,163	2.8%
Richard Willett(3)	674,562	1.7%
All Executive Officers and Directors (14 persons)	1,770,725	4.5%

(1)	Teleglobe Bermuda Holdings Ltd, or Teleglobe Bermuda, owns 25,745,789 of the issued and outstanding shares of Teleglobe. TLGB Acquisition is the majority shareholder of Teleglobe Bermuda. Various private investment funds which are referred to as the “Funds” own 100% interest in TLGB Acquisition. Stephen Feinberg is the investment manager for such Funds. Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of Teleglobe which may be deemed to be beneficially owned by Teleglobe Bermuda, TLGB Acquisition and the Funds. Thus, pursuant to Rule 13d-3 under the Exchange Act, Stephen Feinberg is deemed to beneficially own all such securities of Teleglobe held by TLGB Acquisition.
(2)	Mr. Strong does not individually hold any securities of Teleglobe. A trust, the trustee of which is Royal Bank of Canada Trust Company (Bahamas) Ltd, and the beneficiaries of which include Mr. Strong, holds 1,096,163 common shares of Teleglobe. Mr. Strong exercises no voting or investment control with respect to the shares held by such trust. Mr. Strong disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Strong’s pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.
(3)	Mr. Willett does not individually hold any securities of Teleglobe. A trust, the trustee of which is a member of the immediate family of the reporting person, and the beneficiaries of which include Mr. Willett, holds 674,562 common shares of Teleglobe. Mr. Willett exercises no voting or investment control with respect to the shares held by such trust. Mr. Willett disclaims all beneficial ownership of the shares of Teleglobe held by such trust; Mr. Willett’s pecuniary interest in the shares of Teleglobe held by such trust is limited to his economic interest, if any, in the trust.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors consists of Messrs. Tessler, Plattus and Green. The Compensation Committee administers our executive compensation policies and our stock option compensation plans. The Compensation Committee considers internal and external information in determining officer compensation. The Compensation Committee met three times during fiscal year 2004.

Generally, the Compensation Committee is responsible for implementing, overseeing and administering the Company’s overall compensation policy. The basic objectives of that policy are to provide fair compensation to executive officers based on their performance and contribution to the Company and to provide incentives that attract and retain key executives, instill a long-term commitment to the Company, and develop a pride and sense of Company ownership, all in a manner consistent with shareholder interests. Overall, the Company’s compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company. The principal elements of executive officer compensation are base salary, bonus and stock options. The compensation program also includes various benefits, including health insurance plans and retirement plans in which substantially all of the Company’s full-time employees participate. The various aspects of the compensation program, as applied to the Company’s Chief Executive Officer and the Company’s other executive officers, are outlined below.

Base salaries for executive officers of the Company are generally competitively set relative to salaries of officers of companies comparable in business and size. The base salary and other compensation arrangements for the Named Executive Officers were individually negotiated with each executive and are reviewed periodically by the Compensation Committee for a possible increase. The Chief Executive Officers annual base salary is reviewed periodically (no more frequently than annually) by the Compensation Committee for possible increase. Except for increases associated with promotions or increased responsibility, increases in base salaries for executive officers of the Company from year to year are generally limited to adjustments to reflect increases in the rate of inflation.

The Compensation Committee is empowered to approve the payment of cash performance bonuses to all employees, including the Chief Executive Officer and other executive officers of the Company. Specifically, the Compensation Committee establishes the annual incentive opportunity level each year. The purpose of the annual incentive opportunity level is to provide an incentive for all employees of the Company and to reward them in relation to the degree to which a specified EBITDA and cash balance are achieved. EBITDA represents income from continuing operations and excludes income taxes, interest expense, depreciation and amortization. Cash balance is measured by the sum of cash and cash equivalent, marketable securities and restricted cash. Each year, the Compensation Committee determines EBITDA and cash balance goals and a targeted incentive as a percentage of salary. Depending upon the EBITDA achieved and cash balance during such year, participants are entitled to a percentage (ranging from (i) 0% to 100% for the CEO, (ii) 0% to 200% for officers and (iii) 0% to 300% for all other full-time, non-union employees) of the targeted incentive award fixed by the Compensation Committee. During fiscal year 2004, the Compensation Committee established the annual incentive opportunity level for each of (i) the first six months of 2004—Teleglobe “stand alone” prior to its merger with ITXC—and (ii) the last six months of 2004.

Mr. Strong led the Company in its acquisition of ITXC and through the Company’s initial public offering of common shares during 2004, which has combined the strengths of Teleglobe’s extensive network infrastructure and bilateral relationships with ITXC’s leading edge VoIP technology. Mr. Strong has led the management team’s integration of ITXC which the Compensation Committee believes has (i) permitted the Company to deliver to its customers a broad range of services designed for the wholesale market while improving operational efficiency using ITXC’s advanced technology and automation applications; (ii) placed the Company in a better position to take advantage of the opportunities afforded by the wider adoption of VoIP technology and to develop value added services; and (iii) allowed the Company to achieve synergies and cost savings expected to reach $32 million by the second quarter of 2005. Mr. Strong has also led the management team’s successful efforts to expand the Company’s product offering in the rapidly expanding cellular sector and in implementing a comprehensive cost reduction program. As such, the Compensation Committee considers Mr. Strong’s level of compensation appropriate for his leadership of the Company during fiscal year 2004.

The Compensation Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company’s shareholders and, therefore, periodically grants stock options to the Company’s employees, including executive officers. Stock options typically are granted at the prevailing market price and, therefore, will only have value if the Company’s share price increases over the exercise price. The Compensation Committee believes that the grant of stock options and stock-based awards provides a long-term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options granted by the Compensation Committee, including vesting, exercisability and option term, are determined by the Compensation Committee. Options that have been granted to executive officers typically carry two to three year vesting schedules. Officers who leave the Company’s employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company’s employ for the entire vesting period. Stock option grants have been based upon amounts deemed necessary to attract qualified employees and amounts deemed necessary to retain such employees and to equitably reward high performance employees for their contributions to the Company’s development.

The Compensation Committee believes that an appropriate compensation program can help in fostering competitive operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates the performance of the Company.

This report has been furnished by the Compensation Committee of Teleglobe’s Board of Directors.

Lenard B. Tessler, Chairman

Seth Plattus

Michael M. Green

COMPENSATION COMMITTEE INTERLOCKS AND

INSIDER PARTICIPATION IN COMPENSATION DECISIONS

There are no Compensation Committee interlocks (i.e., no executive officer of the Company serves as a member of the board of directors or the compensation committee of another entity which has an executive officer serving on the Company’s Board or the Company’s Compensation Committee).

AUDIT COMMITTEE REPORT

The common shares of the Company are listed on the Nasdaq National Market and the Company is governed by the listing standards applicable thereto. The Board of Directors maintains an Audit Committee comprised of three of our outside directors, James N. Chapman, Leo J. Cyr, and Anthony J. Cassara.

The Audit Committee acts under a written charter adopted and approved by the Board of Directors. A copy of the Charter is attached as Appendix A to this Proxy Statement.

The Audit Committee, among other things, selects (subject to shareholder ratification) and engages our independent auditors and oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles, our systems of internal control and our financial reporting process. Our independent auditors are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee met nine times during fiscal year 2004.

The Audit Committee has:

•	Met with our internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal controls for their respective purposes and the overall quality of our financial reporting.

•	Reviewed and discussed with management and our independent auditors the audited financial statements included in our Annual Report on Form 10-K. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K.

•	Reviewed and discussed with our independent auditors those matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as modified and supplemented. Also reviewed and discussed critical accounting policies and practices, alternative accounting treatments, and other material written communications between management and our independent auditors.

•	Pre-approved audit, audit-related, tax and other services performed by our independent auditors. Our pre-approval policy specifically prohibits our independent auditors from performing any of the services prohibited by the Sarbanes-Oxley Act of 2002.

•	Overseen the Company’s internal investigation of potential instances of noncompliance with the United States Foreign Corrupt Practices Act (“FCPA”), which was previously disclosed in the Company’s annual report on Form 10-K for the year ended December 31, 2004, relating to ITXC’s operations and subsequent review of the Company’s foreign agency agreements and practices to confirm no such issues exist with respect to Teleglobe’s compliance with the FCPA.

•	Discussed with our independent auditors matters relating to their independence and received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, as modified and supplemented. The Audit Committee has considered whether the level of non-audit related services provided by our independent auditors is consistent with maintaining their independence.

Based on the meetings and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By: The Audit Committee of the Board of Directors

James N. Chapman, Chairman

Anthony J. Cassara

Leo J. Cyr

PROPOSAL NO. 2

APPOINTMENT OF INDEPENDENT AUDITORS AND

AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

In accordance with Section 89 of the Companies Act 1981 of Bermuda, Teleglobe’s shareholders have the authority to appoint Teleglobe’s independent auditors for 2005 and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration. Appointment of the independent auditors and authorization of the Audit Committee to set their remuneration requires the affirmative vote of a majority of the votes cast at the Meeting in person or by proxy. Unless a shareholder directs otherwise, proxies will be voted for the proposal regarding Teleglobe’s independent auditors.

Representatives of PricewaterhouseCoopers LLP are expected to participate in the meeting by telephone, will be given the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

RECOMMENDATION

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND THE AUTHORIZATION OF THE AUDIT COMMITTEE TO SET THEIR REMUNERATION.

INDEPENDENT AUDITORS FEES AND OTHER MATTERS

Independent Auditor’s Fees

Description of Fees	Fiscal Year 2004
(Amount in millions)
Audit fees	$2.320
Tax fees	$0.704

Grand total	$3.024

The Audit Committee has considered and concluded that the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Procedures for Audit Committee Pre-Approval

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors. The policy provides for the annual pre-approval of specific types of services pursuant to policies adopted by the Audit Committee. The policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence.

The Audit Committee has delegated to its Chairman the authority to address requests for pre-approval of certain services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to Management of the Company.

SHARE PRICE PERFORMANCE GRAPH

The common shares of Teleglobe has traded on Nasdaq since June 1, 2004. The following graph compares the percentage change in the cumulative total shareholder return on our common shares with the cumulative total return of the Nasdaq Stock Market (U.S.) Composite Index (IXIC) and the Nasdaq Stock Market Telecommunications Index (IXUT) for the period from June 1, 2004 (the date of our initial public offering) through December 31, 2004. For purposes of the graph, it is assumed that the value of the investment in the common shares of Teleglobe and each index was 100 on June 1, 2004 and that all dividends were reinvested. The first datapoint reflected for the Company is the initial public offering price of the common shares.

Comparison of 7 Month Cumulative Total Return*

Among Teleglobe International Holdings Ltd,

the Nasdaq Stock Market (U.S.) Index and the Nasdaq Telecommunications Index

*	$100 invested on June 1, 2004 in stock or index—including reinvestment of dividends.

	6/01/04	6/30/04	9/30/04	12/31/04
Teleglobe International Holdings Ltd (TLGB)	100	55	39	44
Nasdaq Stock Market (U.S.) Composite Index (IXIC)	100	103	95	109
Nasdaq Stock Market Telecommunications Index (IXUT)	100	103	96	110

CERTAIN TRANSACTIONS

Share Purchase Agreement

TLGB Acquisition granted the right to purchase, in the aggregate, 2,360,968 Teleglobe Bermuda Holdings Ltd, or Teleglobe Bermuda, common shares (as adjusted for Teleglobe Bermuda’s share split (by bonus issue of shares)) at a price equal to that paid by TLGB Acquisition, on May 31, 2003 to seven members of Teleglobe management. In connection with these rights, which were granted during the period ended September 30, 2003, share purchase agreements, each dated October 1, 2003, were entered into by seven Teleglobe management members. The total consideration paid for these shares was approximately $420,000. Teleglobe had provided temporary funding to six of the seven management members through recourse notes, collateralized by the shares purchased by the management members, bearing interest at 5.0% with a term of one year. The recourse notes include a provision which requires the prepayment of any outstanding balance from bonuses paid by Teleglobe that the six management members may receive.

Pursuant to the share purchase agreements, each of the purchasers of the Teleglobe Bermuda common shares entered into a Shareholders’ Agreement dated as of October 1, 2003. The provisions contained in the Share Purchase Agreements concerning the repurchase rights of Teleglobe Bermuda with respect to the purchaser’s common shares were superceded by the terms of the Repurchase Agreements described below.

Repurchase Agreement

Teleglobe and Messrs. Richard Willett, Daniel Bergeron, Henri Alexandre (Vice President, Network Engineering), Jean-Pierre Gratton (Vice President, Sales—Canada and Latin America) and Michel Guyot (Vice President, Sales—International Markets) entered into a repurchase agreement dated as of March 26, 2004 and effective upon the consummation of the Company’s merger with ITXC on May 31, 2004, whereby at any time within six months after the termination of employment of one of the Teleglobe management members party to the Repurchase Agreement for cause or by resignation without good reason, Teleglobe has the right, but not the obligation, to purchase from the terminated management member, any or all of the shares purchased by such management member for the purchase price per share paid by such management member (adjusted for stock splits, stock dividends, combination or reclassification of shares or other similar events).

Teleglobe’s right to repurchase any or all of the shares purchased by the management members party to the Repurchase Agreement terminates at the earlier of (i) December 31, 2007, (ii) the date upon which Cerberus or its affiliated companies no longer holds more than 50% of the voting power of Teleglobe, or (iii) the termination of the employment of such management member with Teleglobe or any of its affiliates by reason of (x) disability, (y) resignation with good reason or (z) termination without cause, subject to certain adjustments to the time period to exercise such repurchase rights.

Prior to the expiration of the applicable six-month period or any applicable extension period, management members party to the Repurchase Agreement may only sell, dispose of or otherwise transfer any shares owned by such management member with the consent of Teleglobe, and, to the extent such consent is received, in compliance with the other restrictions contained in the Shareholders’ Agreement.

Teleglobe also entered into a repurchase agreement with Mr. Strong dated as of March 26, 2004 and effective upon the consummation of the Company’s merger with ITXC on May 31, 2004. The Strong Repurchase Agreement contains similar terms as the Repurchase Agreement but additionally provides that, if requested by Teleglobe or any of its affiliates prior to December 31, 2006, Mr. Strong shall continue to serve as a member of Teleglobe’s or any of its affiliates’ Board of Directors or as a member of an advisory board of Teleglobe or any of its affiliates, or, if Teleglobe or any of its affiliates does not so request, Teleglobe or any of its affiliates shall otherwise employ Mr. Strong to provide such services to Teleglobe or any of its affiliates through December 31, 2006 on terms to be mutually agreed upon by Mr. Strong and Teleglobe or any of its affiliates. In such case, Teleglobe’s right to repurchase shares pursuant to the Strong Repurchase Agreement may not occur prior to December 31, 2006, unless Mr. Strong voluntarily terminates his membership on the Board of Directors or advisory board or voluntarily terminates his services to Teleglobe or any of its affiliates. Furthermore, the Strong Repurchase Agreement provides that a change in Mr. Strong’s position, authority, duties or responsibilities in connection with a management succession plan approved by the Board of Directors of Teleglobe or any of its affiliates shall not constitute good reason.

Secured Promissory Note

In connection with the purchase of Teleglobe Bermuda common shares by certain Teleglobe management members from TLGB Acquisition, on October 1, 2003 Messrs. Strong, Willett, and Bergeron, as well as Messrs. Gratton and Guyot, each issued a full recourse collateralized promissory note to Teleglobe Canada ULC for the full amount of each person’s respective purchase price. Collateral security for each note is all of the Teleglobe Bermuda common shares owned by each respective issuer of the notes. The interest on the notes accrues annually and is paid at 5% per annum. The principal and interest of the notes is due and payable on the first anniversary of the note, provided, that, the principal and interest shall become immediately due and payable upon the effectiveness of a registration statement by Teleglobe. The outstanding principal of each note and all accrued but unpaid interest shall be prepaid by the issuer of each respective note in an amount equal to 100% of any bonus compensation payments such person may receive from Teleglobe or any of its affiliates. The notes were fully repaid by February 6, 2004.

Teleglobe Shareholders’ Agreement

Teleglobe Bermuda, TLGB Acquisition and certain directors and officers of Teleglobe, or the other shareholders, entered into a shareholders agreement, which we refer to as the Shareholders Agreement, dated as of October 1, 2003, as amended, that governs the sale and transfer of shares of Teleglobe Bermuda’s share capital and which sets forth certain registration rights granted to the parties thereunder. The Shareholders Agreement generally terminates upon:

•	the sale of all or substantially all of the assets or business of Teleglobe Bermuda by merger, sale of assets or otherwise unless the holders of shares of capital stock of Teleglobe Bermuda immediately prior thereto shall, immediately thereafter, hold as a group the right to cast at least a majority of votes of all holders of voting securities of the resulting or surviving corporation or entity on any matter on which any such holder of voting securities shall be entitled to vote; or

•	with respect to each Teleglobe Bermuda shareholder, at such time such Teleglobe Bermuda shareholder no longer holds, or is deemed to hold, any shares of Teleglobe Bermuda.

Provisions within the Shareholders Agreement relating to rights of first refusal, co-sale rights, and drag-along rights, which are described below, terminate upon the consummation of an initial public offering of Teleglobe, which does not, in most cases, include the issuance of shares pursuant to a registration statement.

If another shareholder who is a party to the Shareholders Agreement wishes to sell, assign, transfer, or otherwise dispose of any or all of his common shares to a third party who makes a cash purchase offer to such shareholder, such other shareholder must first offer to sell the shares to TLGB Acquisition for the same price and on the same terms and conditions as those of the proposed sale to the third party.

If TLGB Acquisition wishes to sell, assign, transfer or otherwise dispose of such number of common shares in an amount that after such transfer it will own less than 51% of Teleglobe Bermuda’s issued and outstanding common shares pursuant to a third party offer, it must first offer the other shareholders who are parties to the Shareholders Agreement an opportunity to participate in that sale on the same terms and conditions as TLGB Acquisition, on a pro rata basis.

In the event TLGB Acquisition proposes to sell, assign, market or otherwise dispose of at least a majority of the issued and outstanding Teleglobe Bermuda common shares it may require the other shareholders who are parties to the Shareholders Agreement to participate in that sale in the same manner and on the same terms and conditions as TLGB Acquisition.

So long as TLGB Acquisition holds at least 5.0% of the issued and outstanding Teleglobe Bermuda common shares, Teleglobe Bermuda is required to furnish to TLGB Acquisition certain financial and other information including monthly, quarterly and annual financial statements.

According to the terms of the Shareholders Agreement, certain holders of Teleglobe Bermuda common shares have rights to require registration of such shares at any time after the earlier of:

•	a Teleglobe initial public offering; or

•	the first anniversary of the Shareholders Agreement (or October 1, 2004).

TLGB Acquisition may request that Teleglobe Bermuda register all or any portion of its common shares of Teleglobe Bermuda under the Securities Act if the aggregate offering price net of underwriting discounts and commissions is at least U.S.$10 million.

The registration of the Teleglobe common shares issued pursuant to its merger with ITXC under the registration statement filed with the SEC on April 30, 2004 would be considered, for the purposes of the registration rights described above, an initial public offering.

Repayment of Loan

In connection with the financing of Teleglobe Bermuda’s purchase of the core telecommunications business of Teleglobe Inc. and its subsidiaries, Teleglobe Bermuda borrowed $25 million from TLGB Acquisition at an annual interest rate of 15.0%. The loan was scheduled to mature on May 30, 2004, but it was repaid in full, with interest, on June 27, 2003.

Teleglobe Repurchase

In connection with Teleglobe’s merger with ITXC, Teleglobe Bermuda repurchased from affiliates of Cerberus all of their Class A preferred shares, par value $0.01 per share, of Teleglobe Bermuda referred to as the Teleglobe Preferred Shares, in the amount of $95 million plus accrued and unpaid dividends at an annual rate of 10%. The sum of $95 million and such accrued and unpaid dividends is referred to as the Preferred Repurchase Amount. The Preferred Repurchase Amount was paid to such Cerberus affiliates by exchanging the Teleglobe Preferred Shares for intercompany notes, or the Interco Notes, issued by Teleglobe Bermuda Ltd and TLGB Luxembourg Holdings Sarl to Teleglobe Bermuda, and whose principal amounts, in the aggregate, equal the Preferred Repurchase Amount.

Contemporaneously with the merger with ITXC, Teleglobe borrowed $100 million from an affiliate of Cerberus pursuant to the issuance of senior notes, the proceeds of which were loaned, directly or indirectly, by Teleglobe to its subsidiaries that are the issuers of the Interco Notes. The Teleglobe loan from the affiliate of Cerberus was made pursuant to a note purchase agreement.

The issuer subsidiaries of the Interco Notes upon receipt of the loan proceeds described above caused the repayment of other existing intercompany notes and, ultimately, the Interco Notes held by affiliates of Cerberus.

OTHER MATTERS

Incorporation By Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report on Executive Compensation,” “Audit Committee Report” and “Stock Price Performance Graph” shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Solicitation of Proxies

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Presentation of Financial Statements

In accordance with Section 84 of the Companies Act 1981 of Bermuda, Teleglobe’s audited financial statements for the fiscal year ended December 31, 2004 will be presented at the Meeting. These statements have been approved by Teleglobe’s Board of Directors. There is no requirement under Bermuda law that these statements be approved by shareholders, and no such approval will be sought at the Meeting.

Other Matters to be Presented

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual General Meeting to be presented at the Annual General Meeting for action by shareholders. However, if any other matters are properly brought before the Annual General Meeting or any adjournment thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the judgment of the persons acting under the proxies.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires Teleglobe’s officers and directors and persons who beneficially own more than ten percent of Teleglobe’s common shares to file reports of ownership and changes in ownership of such common shares with the SEC. These persons are required by SEC regulations to furnish Teleglobe with copies of all Section 16(a) forms they file. As a matter of practice, Teleglobe’s administrative staff assists Teleglobe’s officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on Teleglobe’s review of the copies of such forms it has received, as well as written information provided and representations made by the reporting persons, Teleglobe believes that all of its officers, directors and beneficial owners of more than ten percent of its common shares complied with Section 16(a) during Teleglobe’s fiscal year ended December 31, 2004, except for: (1) the Initial Statement of Beneficial Ownership of Securities on Form 3 for Mr. Wu was reported late on November 19, 2004; (2) the grant of stock options to Mr. Wu on November 9, 2004, reported late on Form 4 on November 19, 2004; and (3) the grant of stock options to Mr. Fitzpatrick on November 9, 2004, reported late on Form 4 on November 22, 2004.

Shareholder Proposals for the 2006 Annual General Meeting

Pursuant to our bye-laws, notice of business proposed to be brought before the 2006 Annual General Meeting of shareholders or notice of a proposed nomination to the Board must be received by the Secretary of the Company at the Company’s registered office no earlier than March 19, 2006, and no later than April 18, 2006, to be presented at the meeting. If, however, the date of next year’s Annual General Meeting (excluding any adjournment) is earlier than March 4, 2006, or later than September 30, 2006, notice of the business proposed to be brought before the meeting or notice of the proposed nominations to the Board must be received no earlier than 75 days prior to the meeting date and no later than the later of the 45th day before the meeting date and the tenth day after the Company publicly announces the date of the 2006 Annual General Meeting.

A shareholder may otherwise propose business for consideration in compliance with U.S. federal proxy rules, Bermuda law and other legal requirements, without seeking to have the proposal included in Teleglobe’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Bermuda law provides that Teleglobe shareholders holding at least 5% of the total voting rights or 100 or more registered Teleglobe shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such proposal must be deposited at the registered office of the Company not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited.

In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 intended for inclusion in the Proxy Statement for next year’s annual general meeting of shareholders must be received at Teleglobe’s principal executive offices no later than December 21, 2005. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and the Company’s bye-laws, and must be a proper subject for shareholder action under Bermuda law.

Annual Report

A copy of Teleglobe’s Annual Report on Form 10-K for fiscal year 2004 is being mailed together with this Proxy Statement to all Shareholders entitled to notice of and to vote at the Meeting. Included in the 2004 Annual Report are Teleglobe’s financial statements for the year ended December 31, 2004.

By Order of the Board of Directors,

Michael C. Wu,

Vice President, General Counsel and Assistant Secretary

April 21, 2005

Appendix A

Audit Committee Charter

Adoption of Charter

The Board of Directors (the “Board”) of Teleglobe International Holdings Ltd (formerly known as Teleglobe Bermuda Holdings Ltd, the “Company”) has adopted this Charter (the “Charter”) of the Audit Committee (the “Committee”) of the Board.

Purpose of the Committee

The Committee will assist the Board in fulfilling the Board’s oversight and monitoring of (1) the Company’s financial statements and other financial information provided by the Company to its shareholders, and others, (2) the integrity of the Company’s financial statements, (3) the Company’s compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications and independence, (5) the Company’s systems of internal controls, including the performance of the Company’s internal audit function and independent auditors, and (6) such other matters as may from time to time be specifically delegated to the Committee by the Board.

While the Committee has the powers and responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in compliance with generally accepted accounting principles and applicable rules and regulations, which are the responsibilities of management and the independent auditor.

Composition of the Committee

Appointment; Requirements. The Board will appoint the members of the Committee. Committee members may be replaced by the Board. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a Chairman of the Committee. The Committee will consist of at least three members. The members of the Committee shall meet the independence and experience requirements of (1) Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”) and (2) the Nasdaq National Market (“NASDAQ”) and the rules promulgated by the National Association of Securities Dealers. No member of the Committee may be an officer or employee of the Company or any of its subsidiaries or an immediate family member of such officer or employee, and each member of the Committee must be, in the opinion of the Board, free of any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities as a Committee member.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement or must become able to do so within a reasonable period of time after appointment to the Committee. To the extent practicable, at least one member of the Committee will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background.

Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

Authority and Responsibilities of the Committee

The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members where appropriate, including authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

1. Appointment of Independent Auditor: The Committee shall have sole authority to appoint or replace the independent auditor (subject, in each case, to shareholder ratification).

2. Review the Company’s Relationship with the Independent Auditors:

The Committee, to the extent it deems necessary or appropriate, shall:

a. Review and evaluate the lead partner of the independent auditor team.

b. Obtain and review a report from the independent auditor at least annually regarding (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board

c. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

d. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

e. Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in an audit of the Company.

f. Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

g. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

3. Financial Statement and Disclosure Matters:

The Committee, to the extent it deems necessary or appropriate, shall:

a. Review and discuss with management and the independent auditor, the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K

b. Review and discuss with management and the independent auditor, the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements.

c. Discuss with management and the independent auditor the completeness and accuracy of the Company’s financial statements as well as significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

d. Review and discuss quarterly reports from the independent auditors on:

(i) All critical accounting policies and practices to be used.

(ii) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(iii) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

e. Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

f. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

g. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

h. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

i. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

4. Review Audit Results: Review with the independent auditor the report of its annual audit, or proposed report of its annual audit, the accompanying management letter, if any, the reports of their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake.

5. Review the Company’s Internal Audit Function:

The Committee, to the extent it deems necessary or appropriate, shall:

a. Review the appointment and replacement of the senior internal auditing executive.

b. Review significant reports to management prepared by the internal auditing department and management’s responses.

c. Discuss with the independent auditor and management (including the Company’s General Counsel and members of their respective staffs), the internal department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

6. Compliance Oversight Responsibilities:

The Committee, to the extent it deems necessary or appropriate, shall:

a. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act, which addresses required responses to audit discoveries of illegal acts, has not been implicated.

b. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

c. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

d. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

e. Discuss with the Company’s General Counsel or lead outside legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

7. Review Other Matters: The Committee shall review such other matters in relation to the accounting, auditing and financial reporting practices and procedures of the Company as the Committee may, in its own discretion, deem desirable in connection with the review functions described above.

8. Board Reports: The Committee shall regularly report its activities to the Board.

Meetings of the Committee

The Chairman of the Committee will, in consultation with the other members of the Committee, the Company’s independent auditor and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing agenda therefor and supervising the conduct thereof. The Committee shall meet at least quarterly, or more frequently as it may determine necessary. The Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate private sessions.

Consultants

The Committee may retain, at such times and on such terms as the Committee determines in its sole discretion and at the Company’s expense, special legal, accounting or other consultants to advise and assist it in complying with its responsibilities as set forth herein. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

Annual Report

The Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, a report for inclusion in the Company’s proxy or information statement relating to the Annual General Meeting of security holders at which directors are to be elected that complies with the requirements of the federal securities laws.

Annual Review of Charter and the Committee

The Committee will review and reassess, with the assistance of management, the independent auditors and outside legal counsel, the adequacy of the Charter at least annually and report to the Board the results of such review and reassessment. The Committee shall annually review the performance of the Committee.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY	TELEGLOBE INTERNATIONAL HOLDINGS LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 2, 2005

The undersigned hereby appoints Michael C. Wu and Pierre Duhamel and each of them, attorneys and proxies, with power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual General Meeting of the shareholders of the Company to be held on June 2, 2005 at the Grand Hyatt New York, Park Avenue at Grand Central Station, New York, New York 10017, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Annual General Meeting and Proxy Statement, both of which have been received by the undersigned.

(Continued and to be signed on reverse side)

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY - TELEGLOBE INTERNATIONAL HOLDINGS LTD

Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote all of the undersigned’s common shares as follows:

Please mark your votes like this	☒

	FOR ALL	WITHHOLD AUTHORITY	FOR ALL EXCEPT*	FOR	AGAINST	ABSTAIN
1. ELECTION OF THE BOARD’S NOMINEES FOR DIRECTOR. (THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”.)	☐	☐	☐

2. Appointment of PricewaterhouseCoopers LLC as the Company’s independent auditors for the 2005 fiscal year and authorization for the Audit Committee of the Board of Directors to set the auditors’ remuneration. (The Board of Directors recommends a vote “FOR”.)

				☐	☐	☐

Instruction: To vote for all nominees, mark the “For All” box. To withhold voting for all nominees, mark the “Withhold Authority” box. To withhold authority to vote for any individual nominee (or nominees), mark the “For All Except” box and write the name(s) of the exception(s) in the space provided above.

Nominees:Thomas S. Rogers, Anthony J. Cassara, Timothy F. Price

*Exceptions:

UNLESS OTHERWISE SPECIFIED IN THE SQUARE OR SPACE PROVIDED IN THIS PROXY, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1 AND 2 AS DESCRIBED ON THE REVERSE SIDE OF THIS CARD AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	, 2005
NOTE:	When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, partnership, LLC, or other entity, please sign in full name of entity by authorized individual and give title.